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                                  NEWS RELEASE

Rick L. Catt, President                                    FOR IMMEDIATE RELEASE
  And Chief Executive Officer                                      July 24, 2002
First Robinson Financial Corporation
501 East Main Street
Robinson, IL  62454

                      FIRST ROBINSON FINANCIAL CORPORATION
                        ANNOUNCES FIRST QUARTER EARNINGS
                        --------------------------------

First Robinson Financial Corporation (OTC Bulletin Board: "FRFC"), the holding company for First Robinson Savings Bank, National Association, has announced earnings for the first quarter ended June 30, 2002. President Rick Catt said, "We are pleased to report a significant increase in our net earnings as compared to last year. Net income was $240,000 for the quarter, an increase of $166,000 or 224.3% over last year's earnings of $74,000 for the same quarter."

Net interest income increased by $13,000 or 1.5% from $848,000 to $861,000 for the three months ending June 30, 2002. Net interest income after provision for loan losses was $846,000 for the quarter ended June 30, 2002, compared to $768,000 for the quarter ending June 30, 2001, an increase of $78,000, or 10.2%. Provision for loan losses was $15,000 for the quarter ended June 30, 2002 as compared to $80,000 for the comparable three-month period ending June 30, 2001, a decrease of $65,000, or 81.3%. The interest rate spread for the three months ended June 30, 2002 was 3.32% compared to 3.59% for the three months ended June 30, 2001.

Non-interest income was $276,000 for the quarter ended June 30, 2002, compared to $166,000 for the quarter ended June 30, 2001, an increase of $110,000, or 66.3%. Of the $110,000 increase in non-interest income, $97,000 came from a one-time benefit of life insurance proceeds. Non-interest expense was $796,000 for the quarter ended June 30, 2002 compared to $816,000 for the three months ended June 30, 2001, a decrease of $20,000, or 2.5%. Catt added, "After discounting the extraordinary non-interest income item, our net income still would have increased by $69,000 or 93.2% over last year's net income for the same period."

Return on average assets, for the quarter ended June 30, 2002 was 0.98% as compared to 0.34% for the three months ended June 30, 2001. Return on average stockholders' equity, was 10.54% for the quarter ended June 30, 2002 as compared to 3.31% for the quarter ended June 30, 2001.

The Company is still in the market to purchase stock. A program to repurchase up to 5% of the Company's outstanding shares was approved by the Board of Directors and is to conclude December 31, 2002 or when 26,445 shares of the outstanding stock have been purchased. As of July 24, 2002, the Company has 519,854 shares outstanding. Also, on June 17, 2002 the Company paid its fifth consecutive annual dividend to First Robinson Financial Corporation stockholders of record as of June 3, 2002.

As of June 30, 2002, the Company had assets of $98.4 million, liabilities of $89.2 million and stockholders' equity of $9.2 million. Through its banking subsidiary, the Company operates three full-service offices and one drive-up facility in Robinson, Palestine and Oblong, Illinois.

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                      SELECTED CONSOLIDATED FINANCIAL DATA
                      FIRST ROBINSON FINANCIAL CORPORATION

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Operation Data:
                                                                         For the Quarter Ended
                                                                                JUNE 30,
                                                                          2002           2001
                                                                          ----           ----
                                                                            (In Thousands)
                                                                       Unaudited       Unaudited

Total Interest Income                                                     $1,506        $1,643

Total Interest Expense                                                       645           795

Net Interest Income                                                          861           848

Provision for Loan Losses                                                     15            80

Net Interest Income After Provision                                          846           768

Total Non-Interest Income                                                    276           166

Total Non-Interest Expense                                                   796           816

Income Before Taxes                                                          326           118

Provision for Income Taxes                                                    86            44

Net Income                                                                   240            74

Basic Earnings per Share                                                   $0.49         $0.14

Diluted Earnings per Share                                                 $0.49         $0.14

Selected Ratios
---------------

Return on Average Assets                                                   0.98%          0.34%

Return on Average Stockholders' Equity                                    10.54%          3.31%

Average Assets                                                           $98,161       $86,952

Average Stockholder's Equity                                               9,111         8,930


Balance Sheet Data:
-------------------                                                      June 30,      March 31,
                                                                           2002          2002
                                                                           ----          ----
                                                                        Unaudited      Audited

Total Assets                                                             $98,425       $97,724

Total Liabilities                                                         89,167        88,724

Stockholders' Equity                                                       9,258         9,000
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